Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

(in thousands, except ratios)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Excluding Interest on Deposits
Income (Loss) From Continuing Operations Before Income Tax	36,090	5,869	28,466	(13,235)	(1,251)
Fixed Charges:
Interest Expense	685	603	434	607	1,306

Total earnings and fixed charges	36,775	6,472	28,900	(12,628)	55

Total fixed charges, as above	685	603	434	607	1,306

Ratio of earnings to fixed charges	53.69	10.73	66.59	(20.80)	0.04

Including Interest on Deposits
Total earnings and fixed charges, as above	36,775	6,472	28,900	(12,628)	55
Add: Interest on deposits	21,076	21,861	11,112	5,729	6,832

Total earnings, fixed charges, and interest on deposits	57,851	28,333	40,012	(6,899)	6,887

Total fixed charges, as above	685	603	434	607	1,306
Add: Interest on deposits	21,076	21,861	11,112	5,729	6,832

Total fixed charges including interest on deposits	21,761	22,464	11,546	6,336	8,138

Ratio of Earnings to Fixed Charges	2.66	1.26	3.47	(1.09)	0.85

Amount by Which Earnings Were Insufficient to Cover Fixed Charges	—	—	—	(13,235.00)	(1,251.00)

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

(in thousands, except ratios)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Excluding Interest on Deposits
Income (Loss) From Continuing Operations Before Income Tax	36,090	5,869	28,466	(13,235)	(1,251)
Add:
Interest Expense	685	603	434	607	1,306
Preferred Stock Dividend		44

Total fixed charges and preferred stock dividends, excluding interest on deposits	685	647	434	607	1,306

Less:
Preferred Stock Dividend Requirements		44

Earnings excluding interest on deposits	36,775	6,472	28,900	(12,628)	55

Interest on deposits	21,076	21,861	11,112	5,729	6,832
Total Earnings	57,851	28,333	40,012	(6,899)	6,887

Ratio of Earnings to Fixed Charges	53.69	10.00	66.59	(20.80)	0.04
Including Interest on Deposits
Interest Expense	685	603	434	607	1,306
Preferred Stock Dividend	—	44	—	—	—

Total fixed charges and preferred stock dividends, excluding interest on deposits	685	647	434	607	1,306

Interest on deposits	21,076	21,861	11,112	5,729	6,832

Total fixed charges and preferred stock dividends requirement	21,761	22,508	11,546	6,336	8,138

Ratio of Earnings to Fixed Charges	2.66	1.26	3.47	(1.09)	0.85

Amount by Which Earnings Were Insufficient to Cover Fixed Charges	—	—	—	(13,235.00)	(1,251.00)